Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

KVH Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rules 457(a), 457(c) and 457(h)	1,280,000 (3)	$8.65	$11,072,000	0.0000927	$1,027
Total Offering Amounts					$11,072,000		$1,027
Total Fee Offsets							—
Net Fee Due							$1,027

(1)	The proposed maximum offering price per share of common stock and the proposed maximum aggregate offering price are estimated in accordance with Rule 457(a), (c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of our common stock as quoted on the Nasdaq Global Select Market on August 10, 2022.

(2)	Pursuant to Rule 416, this Registration Statement also relates to such indeterminate number of additional shares as may be necessary to satisfy the anti-dilution provisions of the KVH Industries, Inc. Amended and Restated 2016 Equity and Incentive Plan, or the 2016 Plan.

(3)	Represents shares reserved for issuance pursuant to awards available for grant under the 2016 Plan.